Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Nine Months Ended June 30, 2022

Huntington, WV   August 15, 2022- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated revenues of $51.2 million and $129.2 million, respectively, for the three and nine months ended June 30, 2022. Net income was $1.6 million and $2.2 million, respectively, and adjusted EBITDA was $4.0 million and $7.7 million, respectively, for the three and nine months ended June 30, 2022. The Company had earnings per share of $0.10 and $0.14, respectively, for the three and nine months ended June 30, 2022, and backlog of $135.0 million (unaudited) at June 30, 2022.

Douglas Reynolds, President, commented on the announcement. “Energy Services had a good third quarter and we are looking for a strong fourth quarter to finish out fiscal year 2022.” Reynolds continued, “Our acquisition of Tri-State Paving & Sealcoating, Inc. closed during the third quarter and is off to a great start. Our most recent acquisition, Ryan Construction Services, Inc., closed on August 11, 2022, and will broaden our geographic reach and diversify our construction services provided. We have also announced a share repurchase program that can begin after the June 30, 2022, earnings release. We believe all these things will be instrumental to the growth of both Energy Services and shareholder value.”

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2022, as compared to the same periods in fiscal year 2021:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	$51,171,939	$25,285,951	$129,223,642	$82,901,159

Cost of revenues	44,754,346	22,580,340	114,632,057	75,478,966

Gross profit	6,417,593	2,705,611	14,591,585	7,422,193

Selling and administrative expenses	3,821,043	3,207,864	10,870,677	10,627,607
Income from operations	2,596,550	(502,253)	3,720,908	(3,205,414)

Other income (expense)
Interest income	-	108	576	151,877
Paycheck Protection Program loan forgiveness	-	9,799,100	-	9,799,100
Other nonoperating expense	(174,957)	(35,833)	(438,195)	(121,343)
Interest expense	(206,394)	(136,995)	(548,885)	(356,505)
Gain on sale of equipment	58,311	135,269	418,103	627,580
	(323,040)	9,761,649	(568,401)	10,100,709
Income before income taxes	2,273,510	9,259,396	3,152,507	6,895,295

Income tax expense (benefit)	651,396	(53,844)	945,216	(458,812)

Net income	1,622,114	9,313,240	2,207,291	7,354,107

Dividends on preferred stock	-	77,250	-	231,750

Net income available to common shareholders	$1,622,114	$9,235,990	$2,207,291	$7,122,357

Weighted average shares outstanding-basic	16,449,829	13,621,406	16,270,499	13,621,406

Weighted average shares-diluted	16,449,829	17,089,722	16,270,499	17,089,722

Earnings per share available to common shareholders	$0.10	$0.68	$0.14	$0.52

Earnings per share-diluted available to common shareholders	$0.10	$0.54	$0.14	$0.42

Please refer to the table below that reconciles adjusted EBITDA with net income available to common shareholders:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	Unaudited	Unaudited	Unaudited	Unaudited
Net income available to common shareholders	$1,622,114	$9,235,990	$2,207,291	$7,122,357

Less: Income tax expense (benefit)	651,396	(53,844)	945,216	(458,812)

Add: Dividends on preferred stock	-	77,250	-	231,750

Add: Interest expense	206,394	136,995	548,885	356,505

Less: Non-operating expense (income)	116,646	(9,898,644)	19,516	(10,457,214)

Add: Depreciation expense	1,413,638	1,233,879	4,006,663	3,469,723

Adjusted EBITDA	$4,010,188	$731,626	$7,727,571	$264,309

About Non-GAAP Financial Measures

We present Adjusted EBITDA, defined as earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, dividends of preferred stock, and other non-operating expense (income), a non-GAAP financial measure, in this press release to provide a supplemental measure of our earnings. We believe that Adjusted EBITDA is a useful measure of the Company's cash flow. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of the Company' results as reported under GAAP.

About Energy Services

Energy Services of America Corporation (Nasdaq: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 800+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868